UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As of July 25, 2014, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP") entered into an Agreement of Purchase and Sale (the "Purchase Agreement") with Sandstone Overland Park, LLC; Estancia Dallas; LLC, Stoneridge Nashville, LLC; and Vineyards Houston, LLC (each a "Seller" and collectively, the "Sellers") to acquire a fee simple interest in a 364-unit multifamily community on approximately 29.3 acres in Kansas City, Kansas ("Sandstone"), a fee simple interest in a 300-unit multifamily community on approximately 15.0 acres in Dallas, Texas ("Estancia"), a fee simple interest in a 364-unit multifamily community on approximately 30.5 acres in Nashville, Tennessee ("Stoneridge") and a fee simple interest in a 369-unit multifamily community on approximately 31.5 acres in Houston, Texas ("Vineyards", and together with Sandstone, Estancia and Stoneridge, each an "Acquired Community" and collectively, the "Acquired Communities") for an aggregate purchase price of $181.7 million, exclusive of acquisition-related and financing-related transaction costs.

Purchaser intends to assign the right to purchase each of the Acquired Communities to a separate, to-be-formed, wholly owned subsidiary of Purchaser for each Acquired Community. Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 99% interest in, PAC-OP. In connection with the purchase of the Acquired Communities, Preferred Apartment Advisors, LLC, a Delaware limited liability company ("PAA"), an affiliate of the Company, will receive an acquisition fee equal to 1% of the aggregate purchase price of the Acquired Communities, or approximately $1.8 million.

At July 15, 2014, Sandstone was 94.2% occupied and had an average annual effective rental rate per unit of approximately $12,701. At December 31, 2013, Sandstone was 91.6% occupied and had an average annual effective rental rate per unit of approximately $10,878. At December 31, 2012, Sandstone was 93.1% occupied.

At July 15, 2014, Estancia was 96.0% occupied and had an average annual effective rental rate per unit of approximately $12,692. At December 31, 2013, Estancia was 92.8% occupied and had an average annual effective rental rate per unit of approximately $11,102. At December 31, 2012, Estancia was 94.6% occupied.

At July 15, 2014, Stoneridge was 96.7% occupied and had an average annual effective rental rate per unit of approximately $11,363. At December 31, 2013, Stoneridge was 93.5% occupied and had an average annual effective rental rate per unit of approximately $9,936. At December 31, 2012, Stoneridge was 92.6% occupied.

At July 15, 2014, Vineyards was 97.8% occupied and had an average annual effective rental rate per unit of approximately $13,561. At December 31, 2013, Vineyards was 97.7% occupied and had an average annual effective rental rate per unit of approximately $11,913. At December 31, 2012, Vineyards was 90.8% occupied.

Other historical information for the Acquired Communities is not available as Sellers have only owned the Acquired Communities since the fourth quarter 2012.

We currently plan to make approximately $1.5 million to $2.0 million in aggregate capital improvements to the Acquired Communities within the first two years of ownership and intend to put in place a more definitive plan for capital improvements closer to the closing date for the acquisitions.

All the leased space is residential with leases ranging from an initial term of three months to one year. No individual tenant occupies 10% or more of any of the Acquired Communities.

Property taxes paid on Stoneridge for 2013 were approximately $301,000. Stoneridge was subject to a 2013 tax rate of approximately 2.4% of its assessed value of $22 million. Property taxes paid on Vineyards for 2013 were approximately $796,000. Vineyards was subject to a 2013 tax rate of approximately 2.7% of its assessed value of approximately $29.9 million. Property taxes paid on Estancia for 2013 were approximately $525,000. Estancia was subject to a 2013 tax rate of approximately 2.7% of its assessed value of approximately $29.9 million. Property taxes paid on Sandstone for fiscal 2013 were approximately $425,000. Sandstone was subject to a 2013 tax rate of approximately 1.4% of its assessed value of approximately $30.4 million. The Company currently anticipate there will be increases to the property taxes for 2014 and future years due to increased assessments that may occur in connection the closing of the acquisition of the Acquired Communities.

We expect that the initial basis in each of the Acquired Communities for federal income tax purposes will be equal to the purchase price allocated to each Acquired Community based on the third party appraisals to be performed prior to completing the acquisitions. We plan to depreciate each of the Acquired Communities for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

Under a contract with PAA and the Acquired Communities, PAA's wholly owned subsidiary Preferred Residential Management, LLC will act as property manager for each of the Acquired Communities. Upon our acquisition, we believe that each of the Acquired Communities will be adequately insured.

The material terms of the Purchase Agreement provide for: (i) an inspection period that expires on July 28, 2014; (ii) an earnest money deposit of $1.5 million due at signing of the Purchase Agreement (the "Initial Deposit"), of which $100,000 is non-refundable immediately and $1.4 million is refundable for limited reasons during the inspection period; (iii) a repair escrow deposit of $500,000 that will be used by Sellers to make certain repairs to the Acquired Communities before closing and will be a credit against the purchase price at closing; (iv) an additional earnest money deposit of $1.5 million due at the expiration of the inspection period; and (v) a closing date to occur on or before October 8, 2014 unless the parties mutually agree otherwise. The only inspection related reasons for which the refundable portion of the Initial Deposit may be returned to us are for material issues with title, survey or environmental conditions. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements. Therefore, the Company can give no assurance that the transaction will be consummated.

The Company expects to fund the acquisition of the Acquired Communities with planned debt financing for each Acquired Community and a combination of the following: (i) cash on hand; (ii) borrowings under the Company's senior secured credit facility with KeyBank National Association; (iii) bridge-debt financing; (iv) net proceeds from additional issuances of our securities, including under our Series A Redeemable Preferred Stock and Warrant Unit offering and common stock under our current shelf re gistration statement on Form S-3 (File No. 333-188677); and (v) net proceeds from refinancing certain of our existing assets.

We currently are in discussion with Freddie Mac to provide a non-recourse first mortgage loan on each of the Acquired Communities (the "New Loans") at approximately 65% of the purchase price, or approximately an aggregate of $118 million for all of the Acquired Communities. We expect each of the New Loans will be non-recourse to the borrower, will mature in five to seven years, and will bear interest at a fixed rate of approximately 1.4% over the interest rate on the 5- or 7-Year United States Treasury security. We expect each of the New Loans will require monthly installments of interest only through the first year of the New Loans and will amortize over a 30-year term for the balance of the stated term of the New Loans. We expect each New Loan will only be secured by its respective Acquired Community and there will be no loan guaranties by the Company or PAC-OP.

Freddie Mac is reviewing the underwriting information and detailed financial statements that we have provided in connection with the request for a rate quote for the New Loans. We are currently awaiting a final application and an index lock agreement from Freddie Mac. After completing the applications and upon our receipt of commitment letters for the New Loans, we will review the final terms and conditions of the New Loans to ensure they meet our needs. Assuming the New Loans meet our needs, we would then enter into rate lock agreements which will determine the final structure and cost of our financing. We do not anticipate material changes in the terms and conditions for the New Loans from those contained in the applications we plan to submit, but there could be changes in the terms of the New Loans which we would evaluate at the time we receive final commitments. The terms and conditions we have described for the New Loans are based on the terms and conditions quoted by Freddie Mac and remain our good faith estimate of the expected material terms and conditions of the New Loans until we submit our applications and receive final commitment letters; however, the interest rate indexes contained in the quotes move daily and will impact the cost of our financing. We have not purchased any hedges against interest rate fluctuations and remain subject to those market changes until we lock in our spreads for any adjustable rate loan or rates for any fixed rate loan.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure

The Company issued a press release on July 28, 2014, a copy of which is furnished as Exhibit 99.1 hereto.

This information, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information, including the exhibits, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any of those filings.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than October 10, 2014, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later October 10, 2014, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

10.1
Agreement of Purchase and Sale between Preferred Apartment Communities Operating Partnership, L.P. and Sandstone Overland Park, LLC, Estancia Dallas, LLC, Stoneridge Nashville, LLC and Vineyards Houston, LLC dated as of July 25, 2014

99.1	Press Release dated July 28, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: July 28, 2014	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
General Counsel and Secretary